EX-99.h.3

    CHIEF COMPLIANCE OFFICER
SERVICES AGREEMENT (this
            “Agreement) dated April 17, 2009 between
    EGA Emerging Global Shares Trust, a
          Delaware statutory trust (“CLIENT”), and
                  ALPS FUND SERVICES, INC. (“ALPS”), a
               Colorado corporation. The “Effective Date” of
 this Agreement is April 17, 2009.

In a joint effort between CLIENT and ALPS to ensure that CLIENT, (consisting of the following portfolios: Emerging Global Shares Dow Jones Emerging Markets Titans Composite Index Fund, Emerging Global Shares Dow Jones Emerging Markets Basic Materials Titans Index Fund, Emerging Global Shares Dow Jones Emerging Markets Metals & Mining Titans Index Fund, Emerging Global Shares Dow Jones Emerging Markets Consumer Goods Titans Index Fund, Emerging Global Shares Dow Jones Emerging Markets Consumer Services Titans Index Fund, Emerging Global Shares Dow Jones Emerging Markets Energy Titans Index Fund, Emerging Global Shares Dow Jones Emerging Markets Financials Titans Index Fund, Emerging Global Shares Dow Jones Emerging Markets Health Care Titans Index Fund, Emerging Global Shares Dow Jones Emerging Markets Industrials Titans Index Fund, Emerging Global Shares Dow Jones Emerging Markets Technology Titans Index Fund, Emerging Global Shares Dow Jones Emerging Markets Telecommunications Titans Index Fund and Emerging Global Shares Dow Jones Emerging Markets Utilities Titans Index Fund) is in compliance with Rule 38a-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), ALPS has agreed to render services to CLIENT by entering into a formal agreement with respect thereto effective from and after the Effective Date.

ACCORDINGLY, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CLIENT and ALPS hereby agree as set forth below.

SECTION 1. Term of Agreement.

     CLIENT hereby retains ALPS for a period beginning on the Effective Date, which shall continue in effect until terminated (the “Term”).

SECTION 2. Duties.

     (a) ALPS shall make available, subject to CLIENT’s approval, one of its own employees, who is competent and knowledgeable regarding compliance with Federal Securities Laws (as defined in the Rule), to serve as Chief Compliance Officer of

CLIENT within the meaning of the Rule (such individual, the “CCO”). The CCO shall render to CLIENT and the Trust such advice and services (“Services”) as are required to be performed by a CCO under the Rule and as are set forth on Exhibit A hereto, as such exhibit may be modified from time to time by written agreement of the parties hereto. Exhibit A is hereby incorporated into and made a part of this Agreement. CLIENT acknowledges that other employees of ALPS will assist the CCO in the performance of his duties hereunder. ALPS acknowledges that CLIENT’s Board of Trustees (the “Trustees”) shall make all decisions regarding the designation, termination and level of compensation of the CCO as provided by the Rule.

     (b) During the Term, the CCO shall report to such individuals as may be designated from time to time by CLIENT, subject to the provisions of Exhibit A.

     (c) The parties agree that only employees of ALPS shall act as CCO or otherwise perform services to CLIENT under this Agreement unless otherwise agreed in writing by CLIENT. Notwithstanding his other duties for ALPS or any other investment company, the CCO shall perform the Services in a professional manner and shall devote appropriate time, energies and skill to the Services.

     (d) CLIENT acknowledges that the CCO may act as Chief Compliance Officer within the meaning of the Rule for other investment companies, and nothing herein shall be construed to prohibit the CCO from acting in such capacity; provided, however, that during the Term neither ALPS nor the CCO shall enter into any agreement, arrangement or understanding which would conflict with this Agreement or prevent ALPS or the CCO from performing its or his obligations hereunder.

     (e) CLIENT shall cooperate in good faith with ALPS and the CCO in order to assist in the performance of the Services. In furtherance of this agreement to cooperate, CLIENT shall make those of its and its Affiliates’ officers, employees and outside counsel available for consultation with ALPS and the CCO and shall communicate with the Trustees, and such other service providers of CLIENT (the Trustees and such other service providers collectively, the “Service Providers”), in each case as ALPS or the CCO may reasonably request. CLIENT shall provide ALPS and the CCO with the names of appropriate contact people at the Service Providers and shall make introductions and otherwise assist ALPS and the CCO in obtaining the cooperation of the Service Providers. CLIENT shall provide ALPS and the CCO with such books and records regarding CLIENT as ALPS and the CCO may reasonably request.

SECTION 3. Fee.

     (a) ALPS and CLIENT agree that compensation for the performance of the Services shall be included in the investment advisory fee payable pursuant to the Investment Advisory Agreement between CLIENT and ALPS Advisors, Inc. dated April 17, 2009 (the “Advisory Agreement”).

     (b) The CCO shall not receive and shall not make any claim under this Agreement or otherwise against CLIENT compensation, workers’ compensation,

unemployment insurance compensation, or life insurance, social security benefits, disability insurance benefits or any other benefits. ALPS is solely responsible for any such compensation or benefits to be paid to the CCO, and ALPS shall withhold on behalf of the CCO the required sums for income tax, unemployment insurance or social security pursuant to any law or requirement of any government agency including, without limitation, unemployment tax, federal, state or foreign income tax, federal social security (FICA) payments and disability insurance taxes. ALPS and the CCO shall make such tax payments as may be required by applicable law and shall indemnify and hold CLIENT harmless from any liability that CLIENT may incur as a consequence of ALPS’ or the CCO’s failure to make any such tax payment(s).

     (c) ALPS and the CCO shall perform the services hereunder as independent contractors and not as employees of CLIENT, although the CCO shall be an employee of ALPS. As independent contractors, neither ALPS nor the CCO is, and neither shall represent itself or himself to third parties as being, the agent or representative of CLIENT, except as specifically set forth herein. Neither ALPS nor the CCO have, and shall not represent itself or himself to third parties as having, actual or apparent power or authority to do or take any action for or on behalf of CLIENT, as its agent, representative or otherwise, except as specifically set forth herein.

SECTION 4. Reimbursement of Expenses.

     During the Term, CLIENT shall reimburse ALPS for all reasonable and necessary travel and lodging expenses and other out-of-pocket disbursements incurred by ALPS for or on behalf of CLIENT in connection with the performance of ALPS’ or the CCO’s duties hereunder upon presentation of appropriate receipts and other reasonable documentation as CLIENT may request. LATE CHARGES: All invoices are due and payable upon receipt. Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law, and except where such invoices are challenged in good faith by CLIENT.

SECTION 5. Disclosure of Information.

     (a) From and after the date hereof, neither ALPS nor the CCO shall use or disclose to any Person, except as required in connection with the performance of the Services and in compliance with the terms of this Agreement and as required by law, regulation or judicial process, any Confidential Information (as defined in Section 5(b)), for any reason or purpose whatsoever, nor shall ALPS or the CCO make use of any Confidential Information for ALPS’ or the CCO’s purposes or for the benefit of any Person except CLIENT or CLIENT’s Affiliates. For purposes of this Agreement, an “Affiliate” is an individual or entity (collectively, “Person”) controlling or controlled by or under common control with CLIENT or Emerging Global Advisors, LLC.

     (b) For purposes of this Agreement, “Confidential Information” means (i) the non-public intellectual property rights of CLIENT, the Trustees and CLIENT’s Affiliates and (ii) all other information of a proprietary or confidential nature relating to CLIENT, the Trustees or CLIENT’s Affiliates, or the business or assets of CLIENT or CLIENT’s Affiliates, including, without limitation, books, records, customer and registered user lists, vendor lists, supplier lists, customer agreements, vendor agreements, supplier agreements, incentive and commission program information, distribution channels, pricing information, cost information, business and marketing plans, strategies, forecasts, financial statements, budgets and projections, technology, and all information related to an index on which CLIENT’s investment strategy is based. Confidential Information does not include (i) information in the public domain not as a result of a breach by ALPS or the CCO of this Agreement, (ii) information lawfully received by ALPS or the CCO from a third Person who had the right to disclose such information, and (iii) information developed by ALPS’ or the CCO’s own independent knowledge, skill and know-how.

     (c) In the event that ALPS or the CCO is requested by legal process to disclose Confidential Information, ALPS shall notify CLIENT thereof and shall cooperate with CLIENT and the Trustees, as appropriate, at the expense of CLIENT, as appropriate, in any action that such entity may desire to take to protect its Confidential Information.

SECTION 6. Written Materials.

     During the Term, ALPS and the CCO shall promptly disclose to CLIENT, and shall hereby transfer and assign to CLIENT for its use and benefit, any and all technical information, data, procedures, records, suggestions and other materials, insofar as they are reduced to writing, created, developed or acquired by ALPS or CCO as part of the CCO Services for CLIENT as detailed in the attached Exhibit A, including without limitation the Compliance Program of CLIENT (as that term is defined in Exhibit A) (collectively, the “Materials”). ALPS and/or CCO hereby transfers and assigns all right, title and interest in the Materials to CLIENT, including any and all copyrights and other intellectual property rights that may exist in the Materials, PROVIDED, HOWEVER, that any programs, templates or materials created and owned by ALPS before the Effective Date of this Agreement that are not within the definition of Materials shall remain the intellectual property of ALPS. For the avoidance of doubt, the Materials shall include all CLIENT records and documents referred to in the attached Exhibit A, The Parties acknowledge and agree that the Materials shall constitute Confidential Information within the meaning of Section 5.

SECTION 7. Delivery of Materials Upon Termination of Term.

     ALPS shall deliver to CLIENT at the termination of the Term, or at any time upon CLIENT’s request, the Materials and all memoranda, notes, plans, records, reports, software and other documents and data (and copies thereof existing in any media) relating to the Confidential Information, Inventions or the business of CLIENT or any of its Affiliates that it or the CCO may then possess or have under its or his control regardless of the location or form of such material and, if requested by CLIENT, will provide CLIENT with written confirmation that all such materials have been delivered to CLIENT.

SECTION 8. Termination.

     (a) CLIENT shall have the right to terminate this Agreement at any time, without the payment of any penalty, on sixty (60) days’ notice to ALPS. In addition, CLIENT shall have the right to terminate this Agreement immediately, without the payment of a penalty, in the event of:

        (i) a failure by ALPS or the CCO to meet its or his obligations hereunder or a breach of ALPS representations and warranties hereunder, if such failure or breach goes uncured for a period of 30 days after ALPS receives written notice of such failure from CLIENT;

        (ii) the termination or dissolution of CLIENT, or the deregistration of CLIENT under the 1940 Act;

        (iii) a change in the 1940 Act, the Rule or other applicable law or regulation, or the interpretation of any of the foregoing by the U.S. Securities and Exchange Commission (“SEC”) or other regulatory or judicial authority with appropriate jurisdiction, that results in the arrangement created by this Agreement no longer satisfying CLIENT’s obligations under the Rule; or

        (iv) subject to the provisions of Section 2(d), any failure of ALPS to employ a CCO that is acceptable to CLIENT.

     (b) ALPS shall have the right to terminate this Agreement at any time, without the payment of any penalty, on sixty (60) days’ written notice to CLIENT, provided that ALPS shall have the right to terminate this Agreement immediately, without the payment of a penalty, in the event of:

        (i) a failure by CLIENT to meet its obligations hereunder or a breach of CLIENT’s representations and warranties hereunder, if such failure or breach goes uncured for a period of 30 days after CLIENT receives written notice of such failure from ALPS;

        (ii) the termination or dissolution of CLIENT, or the deregistration of CLIENT under the 1940 Act;

        (iii) a change in the 1940 Act, the Rule or other applicable law or regulation, or the interpretation of any of the foregoing by the SEC or other regulatory or judicial authority with appropriate jurisdiction, that results in the arrangement created by this Agreement being deemed impermissible; or

       (iv) the termination of the Advisory Agreement.

     (c) Upon termination pursuant to this Section 8, ALPS shall be entitled to receive the pro rata per annum portion of the Fee accrued but unpaid through the date of termination paid in a lump sum within 60 days of termination.

SECTION 9. Standard of Care; Limitation of Liability; Indemnification

     (a) ALPS shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by ALPS in writing or as may be required by law. ALPS shall use its best judgment and efforts in rendering the services described in this Agreement. ALPS shall not be liable to CLIENT or any of CLIENT’s shareholders for any action or inaction of ALPS relating to any event whatsoever in the absence of bad faith, reckless disregard, negligence or willful misfeasance in the performance of ALPS’ duties or obligations under this Agreement. Further, ALPS shall not be liable to CLIENT or any of CLIENT’s shareholders for any action taken, or failure to act, that is in good faith reliance upon: (i) the advice and opinion of Fund counsel; and (ii) any certified copy of any resolution of the Board; and ALPS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter or transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which ALPS reasonably believes in good faith to be genuine.

     (b) CLIENT agrees to indemnify and hold harmless ALPS, its employees, agents, directors, officers and managers and any person who controls ALPS within the meaning of section 15 of the Securities Act or Section 20 of the Exchange Act (“ALPS Indemnitees”), against and from any and all claims, demands, actions, suits, judgments, administrative proceedings or investigations, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to ALPS’ actions taken or failure to act with respect to CLIENT in connection with the performance of any duties or obligations under this Agreement (a “ALPS Claim”); provided, however, that nothing contained herein shall entitle a ALPS Indemnitee to indemnification with respect to any ALPS claim arising from ALPS’ own bad faith, reckless disregard, negligence or willful malfeasance, or breach of this Agreement. For purposes of this Agreement, ALPS’ bad faith, willful malfeasance, or reckless disregard shall not include any action taken or not taken by ALPS consistent with the last sentence of Section 3(a). Further, CLIENT shall not be required to indemnify any ALPS’ Indemnitee if, prior to confessing any ALPS’ Claim against the ALPS’ Indemnitee, ALPS or the ALPS’ Indemnitee does not give CLIENT written notice of and reasonable opportunity to defend against the ALPS’ claim in its own name or in the name of the ALPS’ Indemnitee.

     (c) ALPS agrees to indemnify and hold harmless CLIENT, its employees, agents, Trustees, officers and managers (“CLIENT Indemnitees”), against and from any and all claims, demands, actions, suits, judgments, administrative proceedings and investigations, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to (i) ALPS’ own bad faith, reckless disregard, negligence or willful malfeasance, or breach of this Agreement; or (ii) any breach of ALPS’ representations set forth in Section 10 (in either case of (i) or (ii), a “Fund Claim”). For purposes of this Agreement, ALPS’ bad faith, willful malfeasance, or reckless disregard shall not include any action taken or not taken by ALPS consistent with the last sentence of Section 3(a). ALPS shall not be required to indemnify any CLIENT Indemnitee if, prior to confession any Fund Claim against the CLIENT Indemnitee, CLIENT or the CLIENT Indemnitee does not give ALPS written notice of any reasonable opportunity to defend against the Fund Claim in its own name or in the name of the CLIENT Indemnitee.

     (d) ALPS shall not be liable for the errors of other service providers to the Fund or their systems.

SECTION 10. Representations and Warranties.

     (a) ALPS hereby represents and warrants to CLIENT that (a) the execution, delivery and performance of this Agreement by ALPS does not breach, violate or cause a default under any agreement, contract or instrument to which ALPS is a party or any judgment, order or decree to which ALPS is subject; (b) the execution, delivery and performance of this Agreement by ALPS has been duly authorized and approved by all necessary action; and (c) upon the execution and delivery of this Agreement by ALPS and CLIENT, this Agreement will be a valid and binding obligation of ALPS.

     (b) CLIENT hereby represents and warrants to ALPS that (a) the execution, delivery and performance of this Agreement by CLIENT does not breach, violate or cause a default under any agreement, contract or instrument to which CLIENT is a party or any judgment, order or decree to which CLIENT is subject; (b) the execution, delivery and performance of this Agreement by CLIENT has been duly authorized and approved by all necessary action; and (c) upon the execution and delivery of this Agreement by ALPS and CLIENT, this Agreement will be a valid and binding obligation of CLIENT.

     (c) CLIENT further represents and warrants to ALPS that the CCO shall be covered by CLIENT’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and CLIENT shall use reasonable efforts to ensure that such coverage be (a) reinstated should the Policy be cancelled; (b) continued after the CCO ceases to serve as such on substantially the same terms as such coverage is provided for CLIENT’s other officers after such persons are no longer officers of CLIENT; or (c) continued in the event CLIENT merges or terminates, on substantially the same terms as such coverage is provided for CLIENT’s other officers (but for a period of no less than six years). CLIENT shall provide ALPS with proof of current coverage, including a copy of the Policy, and shall notify ALPS immediately should the Policy be cancelled or terminated.

     (d) The CCO is a named officer in CLIENT’s corporate resolutions and subject to the provisions of CLIENT’s Organizational Documents regarding indemnification of its officers.

SECTION 11. Entire Agreement; Amendment and Waiver.

     This Agreement and the other writings referred to herein contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreement between ALPS and CLIENT. No waiver, amendment or modification of this Agreement shall be valid unless it is in writing and signed by each party hereto. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

SECTION 12.Notices.

     All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, telecopied, sent by nationally recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to CLIENT, to:
EGA Emerging Global Shares Trust 171 East Ridgewood Ave. Ridgewood, NJ 07450 Attn: Robert C. Holderith Facsimile: 201.389.6876 Telephone: 201.389.6872
(b)	if to ALPS, to:
ALPS Fund Services, Inc. 1290 Broadway, Suite 1100 Denver, CO 80203 Attn: General Counsel Facsimile: (303) 623-7850 Telephone: (303) 623-2577

     All such notices and other communications shall be deemed to have been given and received (a) in the case of personal delivery or delivery by facsimile, on the date of such delivery if delivered during business hours on a business day or, if not so delivered, on the next following business day, (b) in the case of delivery by nationally recognized, overnight courier, on the business day following dispatch, and (c) in the case of mailing, on the third business day following such mailing.

SECTION 13. Headings.

     The section Headings in this Agreement are for convenience only and shall not control or affect the meaning of any provision of this Agreement.

SECTION 14. Severability.

     In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the binding effect and enforceability of the remaining provisions of this Agreement, to the extent the economic benefits conferred upon the parties by virtue of this Agreement remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provisions shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 15.Remedies.

     Each of the parties hereto acknowledges and understands that certain provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and thus, the breach or threatened breach of the provisions of this Agreement would cause the non-breaching party irreparable harm. Each of the parties hereto further acknowledges that, in the event of a breach of any of the covenants contained in this Agreement, the non-breaching party shall be entitled to immediate relief enjoining such violations in any court or before any judicial body having jurisdiction over such a claim. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law or in equity and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

SECTION 16. Benefits of Agreement; Assignment.

     The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, representatives, heirs and estate, as applicable. This Agreement shall not be assignable by ALPS without the express written consent of CLIENT. Any purported assignment in violation of the immediately preceding sentence shall be void and of no effect.

SECTION 17. Survival.

      Anything to the contrary contained in this Agreement notwithstanding, the provisions of Sections 5 through 7, 9, and 11 through 21 of this Agreement shall survive the termination of the Term.

SECTION 18. Counterparts and Facsimile Execution.

     This Agreement may be executed in two counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other party, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by the party delivering it.

SECTION 19. Governing Law; Mutual Waiver of Jury Trial; Jurisdiction.

     (a) All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether in the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado. In furtherance of the foregoing, the law of the State of Colorado will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law of conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

     (b) BECAUSE DISPUTES ARISING CONNECTION WITH COMPLEX BUSINESS TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     (c) THE PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREE THAT THE EXCLUSIVE PLACE OF JURISDICTION FOR ANY ACTION, SUIT OR PROCEEDING (“ACTIONS”) RELATING TO THIS AGREEMENT SHALL BE IN THE COURTS OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OF THE CITY OF NEW YORK, NEW YORK OR, IF SUCH COURTS SHALL NOT HAVE JURISDICTION OVER THE SUBJECT MATTER THEREOF, IN THE COURTS OF THE STATE OF NEW YORK SITTING THEREIN, AND EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO SUBMIT TO THE JURISDICTION OF SUCH COURTS FOR PURPOSES OF ANY SUCH ACTIONS. IF ANY SUCH STATE COURT ALSO DOES NOT HAVE JURISDICTION OVER THE SUBJECT MATTER THEREOF, THEN SUCH AN ACTION, SUIT OR PROCEEDING MAY BE

BROUGHT IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATES OF THE PRINCIPAL PLACE OF BUSINESS OF ANY PARTY HERETO. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION IT MAY HAVE TO THE VENUE OF ANY ACTION BROUGHT IN SUCH COURTS OR TO THE CONVENIENCE OF THE FORUM. FINAL JUDGMENT IN ANY SUCH ACTION SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT, A CERTIFIED OR TRUE COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND THE AMOUNT OF ANY INDEBTEDNESS OR LIABILITY OF ANY PARTY THEREIN DESCRIBED.

SECTION 20. Force Majeure.

     ALPS shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication system or power supply. In addition, to the extent ALPS’ obligations hereunder are to oversee or monitor the activities of third parties, ALPS shall not be liable for any failure or delay in the performance of ALPS’ duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with ALPS.

SECTION 21. Mutual Contribution.

      The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that a party drafted the provision or caused it to be drafted.

     IN WITNESS WHEREOF, each of the undersigned has executed this Chief Compliance Officer Services Agreement as of the date first above written.

                                                          EGA Emerging Global Shares Trust

                                                          By: /s/ Robert C. Holderith
                                                                Name: Robert C. Holderith
                                                                Title: President

ALPS Fund Services, Inc.

                                                          By: /s/ Jeremy O. May
                                                                Name: Jeremy O. May
                                                                Title: President

Exhibit A

Duties of Chief Compliance Officer

The Services shall include, but not be limited to, the following. Terms used in this Exhibit A shall have the meanings assigned thereto in the Chief Compliance Officer Services Agreement to which this Exhibit A is attached.

I.	Reporting to the Board. The CCO shall report directly to CLIENT’s Board of Trustees (the “Board” or “Trustees”).
II.

Review of Compliance Program. No later than April 17, 2009, the CCO shall review and revise, where necessary, the written compliance policies and procedures (the “Compliance Program”) of CLIENT, which shall address compliance with, and be reasonably designed to prevent violation of, “Federal Securities Laws.”[1] In addition to provisions of Federal Securities Laws that apply to CLIENT, the Compliance Program will be revised, where necessary, to address compliance with, and ensure that it is reasonably designed to prevent violation of, CLIENT charter and by-laws and all exemptive orders, no-action letters and other regulatory relief received by CLIENT from the U.S. Securities and Exchange Commission (the “SEC”) and Financial Industry Regulatory Association, Inc. (the “FINRA”) (all such items collectively, “Regulatory Relief”); provided, however, that the Compliance Program shall address only that Regulatory Relief afforded the Service Providers or CLIENT or relevant to compliance by the Service Providers or CLIENT, and shall not address the terms by which other parties may receive the benefits of any Regulatory Relief.

III.	Administration of Compliance Program. The CCO shall administer and enforce CLIENT's Compliance Program.
IV.

Anti-Money Laundering Officer. The CCO shall be competent and knowledgeable regarding the anti-money laundering rules and regulations applicable to mutual funds and shall assist CLIENT with compliance matters relating thereto.

V.

Oversight of Service Providers. The CCO is responsible for overseeing, on behalf CLIENT, adherence to the written compliance policies and procedures of CLIENT’s service providers, including CLIENT’s adviser, sub-advisers, administrator, accountant, transfer agent, custodian and principal underwriter (collectively, the “Service Providers”). In furtherance of this duty,

[1]	“Federal Securities Laws” are defined by the Rule as the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any SEC rules adopted under any of the foregoing laws, the Bank Secrecy Act, as it applies to registered investment companies, and any rules adopted thereunder by the SEC or the Department of Treasury.
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A. No later than April 17, 2009, the CCO shall obtain and review the written compliance policies and procedures of the Service Providers or summaries of such policies that have been drafted by someone familiar with them.

B. The CCO shall monitor the Service Providers’ compliance with their own written compliance policies and procedures, Federal Securities Laws and CLIENT’s Indenture and Regulatory Relief. In so doing, the CCO shall interact with representatives of the Service Providers as appropriate.

C. The CCO shall attempt to obtain the following representations from each Service Provider and, if it fails to obtain such representations, shall report this fact to CLIENT:

     1. In connection with the documentation of its written policies and procedures governing the provision of its services to CLIENT, the Service Provider has prepared and delivered to CLIENT a summary of core services that it provides to CLIENT or, if no such summary is available, that it has delivered to CLIENT copies of the relevant policies and procedures.

     2. The Service Provider will provide to CLIENT and the CCO any revisions to its written compliance policies and procedures on at least an annual basis, or more frequently in the event of a material revision.

     3. The Service Provider’s written compliance policies and procedures have been reasonably designed to prevent, detect and correct violations of the applicable Federal Securities Laws and critical functions related to the services performed by Service Provider pursuant to the applicable agreement between the Service Provider and CLIENT.

     4. The Service Provider has established monitoring procedures, and shall review, no less frequently than annually, the adequacy and effectiveness of its written compliance policies and procedures to check that they are reasonably designed to prevent, detect and correct violations of those applicable Federal Securities Laws and critical functions related to the services performed by the Service Provider pursuant to the applicable agreement between the Service Provider and CLIENT.

D. The CCO shall design testing methods for CLIENT’s written compliance policies and procedures;

E. The CCO shall perform and document periodic testing of certain key control procedures (as appropriate to the circumstances), including reviewing reports, investigating exceptions, and making inquiries of CLIENT management and Service Providers;

F. The CCO shall conduct periodic site visits to advisers, sub-advisers and other Service Providers as necessary;

G. The CCO shall provide training and deliver updates to CLIENT or its Service Providers, as necessary;

H. The CCO shall establish a quarterly reporting process to CLIENT’s Board, including both written and oral reports. The CCO will attend regularly scheduled board meetings as well as special meetings on an as-needed basis.

VI. Annual Review. The Rule requires that, at least annually, CLIENT review its Compliance Program and that of its Service Providers and the effectiveness of their respective implementations (the “Annual Review”). The CCO shall perform the Annual Review for CLIENT. The first Annual Review shall be completed no later than December 31, 2009.

VII. Reports to CLIENT; Escalation

A. The CCO shall make regular reports to CLIENT regarding its administration and enforcement of the Compliance Program. These regular reports shall address compliance by CLIENT and the Service Providers and such other matters as CLIENT may reasonably request.

B. In addition, at least annually, the CCO shall submit a written report to CLIENT addressing the following issues:

     1. the operation of the Compliance Program, and the written compliance policies and procedures of the Service Providers;

     2. any material changes made to the Compliance Program since the date of the such last report;

     3. any material changes to the Compliance Program recommended as a result of the Annual Review; and

     4. each “Material Compliance Matter” that occurred since the date of the last report.2

2 “Material Compliance Matter” is defined as “any compliance matter about which the Trust’s board would reasonably need to know to oversee fund compliance,” which involves any of the following (without limitation): (i) a violation of Federal Securities Laws by the Trust, CLIENT or Distributor; (ii) a violation of the Compliance Program of the Trust, or the written compliance policies and procedures of its Distributor or CLIENT; or (iii) a weakness in the design or implementation of the Compliance Program policies and procedures of the Trust, or the written compliance policies and procedures of CLIENT or Distributor.

This written report shall be based on the Annual Review. The first written report shall be presented to the CLIENT no later than 60 days after the date of the first Annual Review.

C. No less frequently than annually, the CCO shall meet separately with CLIENT’s independent Trustees.

D. In the event that the CCO reports a Material Compliance Matter and is not reasonably satisfied with CLIENT’s efforts to address and remedy the same, the CCO shall report such Material Compliance Matter to the CLIENT’s Board.

VIII. Recordkeeping. The CCO shall maintain the books and records for CLIENT that are required to be retained by the Rule, which books and records may be maintained electronically but which shall, in any event, be backed-up and safeguarded in accordance with ALPS’ regular practices for record retention. The books and records pertaining to CLIENT that are in the possession of ALPS shall be the property of CLIENT. CLIENT, or CLIENT’s authorized representatives, shall have access to such books and records at all times during ALPS’ normal business hours. Upon the reasonable request of CLIENT, copies of any such books and records shall be provided promptly by ALPS to CLIENT or CLIENT’s authorized representatives at CLIENT’s expense.

IX. Meeting with Regulators. The CCO shall meet with, and reply to inquiries from, the SEC, CLIENT and other legal and regulatory authorities with responsibility for administering Federal Securities Laws as necessary or as reasonably requested by CLIENT or the Trustees.

X. Amendments to the Compliance Program. The CCO shall consult with CLIENT and its representatives as necessary to amend, update and revise the Compliance Program as necessary, but no less frequently than annually.